EXHIBIT 8.5

July ____, 2019

Med-X, Inc.

8236 Remmet Avenue

Canoga Park, CA 91304

Attention:  Matthew Mills

Re:	Regulation A – Tier 2 Offering

Ladies and Gentlemen:

This letter is being delivered to you in connection with the offering by Med-X, Inc. (the “Company”) of common stock, par value $0.001 per share, under Regulation A of Section 3(b) of the Securities Act of 1933, as amended (the “Offering”). In accordance with Rule 5110(g) of the Financial Industry Regulatory Authority (the “Rule”), the undersigned hereby agrees that the 30,000 shares of the Company’s common stock for which the undersigned received as compensation for acting as Selling Agent, upon the initial closing of the Offering, will not be sold, transferred, assigned, pledged or hypothecated or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such shares for a period of 180 days following the qualification date of the Offering, except for such transfers permitted by the Rule.

Very truly yours,

NMS CAPITAL ADVISORS, LLC

By:___________________________________

Name:  David Walters

Title:  Chief Executive Officer